INSURED PERSON       RICHARD ROE

                                                    [AXA EQUITABLE LOGO]

  POLICY OWNER       RICHARD ROE
                                                       VARIABLE LIFE
                                                       INSURANCE
                                                       POLICY
 POLICY NUMBER       $ XX XXX  XXX



--------------------------------------------------------------------------------
                      AXA EQUITABLE LIFE INSURANCE COMPANY
          HOME OFFICE: 1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK

WE AGREE to pay the Insurance Benefit of this policy to the beneficiary upon receiving proof of the insured person's death while this policy is in force.

                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

This is a flexible premium variable life insurance policy. We put your net initial premium and each additional net premium into your Policy Account. You may allocate this to one or more investment funds of our Separate Account(s)
(SA) and to our Guaranteed Interest Account (GIA). We make monthly deductions from your Policy Account to cover the cost of benefits provided by this policy. You can transfer amounts among your investment options.

All of these rights and benefits are subject to the terms and conditions of this policy. All requests for policy changes are subject to our approval and may require evidence of insurability.

THE PORTION OF YOUR POLICY ACCOUNT THAT IS IN AN INVESTMENT FUND OF OUR SA WILL VARY UP AND DOWN DEPENDING ON THE UNIT VALUE OF SUCH INVESTMENT FUND, WHICH IN TURN DEPENDS ON THE INVESTMENT PERFORMANCE OF THE SECURITIES HELD BY THAT FUND. THERE ARE NO MINIMUM GUARANTEES AS TO SUCH PORTION OF YOUR POLICY ACCOUNT.

THE PORTION OF YOUR POLICY ACCOUNT THAT IS IN OUR GIA WILL ACCUMULATE, AFTER DEDUCTIONS, AT RATES OF INTEREST WE DETERMINE. SUCH RATES WILL NOT BE LESS THAN 3% A YEAR.

THE AMOUNT AND DURATION OF THE DEATH BENEFIT ARE VARIABLE OR FIXED UNDER SPECIFIED CONDITIONS, AND MAY INCREASE OR DECREASE. SEE THE DEATH BENEFIT PROVISION.

THE GUARANTEED MINIMUM DEATH BENEFIT WILL NEVER BE LESS THAN THE INITIAL FACE AMOUNT OF THIS POLICY SUBJECT TO THE CONDITIONS DESCRIBED IN THE GUARANTEED MINIMUM DEATH BENEFIT (GMDB) PROVISION.

This is a non-participating policy.

RIGHT TO EXAMINE POLICY. YOU MAY EXAMINE THIS POLICY AND IF FOR ANY REASON YOU ARE NOT SATISFIED WITH IT, YOU MAY CANCEL IT BY RETURNING THIS POLICY WITH A WRITTEN REQUEST FOR CANCELLATION TO OUR ADMINISTRATIVE OFFICE BY THE 10TH DAY AFTER YOU RECEIVE THE POLICY. IF YOU DO THIS, WE WILL REFUND THE PREMIUM THAT WAS PAID, MINUS ANY POLICY LOAN AND ACCRUED LOAN INTEREST.

READ YOUR POLICY CAREFULLY. It is a legal contract between you and AXA Equitable Life Insurance Company.


/s/ Christopher M. Condron               /s/ Pauline Sherman

Christopher M. Condron                   Pauline Sherman, Senior Vice President,
Chairman and Chief Executive Officer     Secretary and Associate General Counsel

04-300

Contents
--------
Policy Information      3

Table of Maximum Expense Charges     3

Table of Surrender Charges     3                 IN THIS POLICY:                            ADMINISTRATIVE OFFICE
                                                 ---------------                            ---------------------
Table of Maximum Monthly Cost of
Insurance Rates     4                            "We", "our" and "us" mean AXA              The address of our Administrative
                                                 Equitable Life Insurance Company.          Office is shown on Page 3. You
Those Who Benefit from this Policy      5                                                   should send correspondence to that
                                                 "You" and "your" mean the owner of this    office. Any payments should be sent
The Insurance Benefit We Pay     5               policy at the time an owner's right is     to the address listed on your
                                                 exercised.                                 billing notice.
Your Policy Account and How it Works    6
                                                 "Financial professional" means the
Your Investment Options    7                     registered representative who sold you
                                                 this policy.
The Value of Your Policy Account    9
                                                 Unless otherwise stated, all references
The Cash Surrender Value of this Policy    10    to interest in this policy are effective
                                                 annual rates of interest.
How a Loan Can Be Made           11
                                                 Attained age means age on the birthday
Our Separate Account(s) (SA)      12             nearest to the beginning of the current
                                                 policy year.
Our Annual Report to You     13

How Benefits are Paid      13
                                                                                            A copy of the application for this
Other Important Information     13                                                          policy is attached to the policy.


                                  INTRODUCTION

The premiums you pay, after deductions are made in accordance with the Table of Expense Charges in the Policy Information section, are put into your Policy Account. Amounts in your Policy Account are allocated at your direction to one or more investment funds of our SA and to our GIA.

The investment funds of our SA invest in securities and other investments whose value is subject to market fluctuations and investment risk. There is no guarantee of principal or investment experience. Our GIA earns interest at rates we declare. The principal, after deductions, is guaranteed.

The Initial Face Amount on the Register Date is shown in the Policy Information section.

This policy will not terminate during the first seven policy years if premiums are paid in accordance with the GMDB Premium provision and any outstanding policy loan and accrued loan interest does not exceed the Cash Surrender Value. When the GMDB is in effect, the Death Benefit will be equal to the greater of
(1) the Initial Face Amount (shown in the Policy Information section) and (2) the Policy Account Value times a percentage. The GMDB will never be less than the Initial Face Amount.

After the first seven policy years, the GMDB will continue to be in effect if
(1) premiums were paid in accordance with the Premium Payment provision, (2) there were no partial withdrawals, and (3) any outstanding policy loan and accrued loan interest does not exceed the Cash Surrender Value. If the GMDB is not in effect the Death Benefit is equal to the Policy Account Value on such date times a percentage.

We make monthly deductions from your Policy Account to cover the cost of the benefits provided by this policy. If you surrender this policy for its Net Cash Surrender Value, we may deduct a surrender charge from your Policy Account.

This is only a summary of what this policy provides. You should read all of it carefully. Its terms govern your rights and our obligations.


04-300                                                               PAGE 2

                               POLICY INFORMATION


INSURED PERSON       RICHARD ROE

POLICY OWNER         RICHARD ROE

INITIAL              $100,000
FACE AMOUNT

POLICY NUMBER        XX XXX XXX          SEPARATE ACCOUNT [FP]


BENEFICIARY          MARGARET H. ROE     ISSUE AGE 35

REGISTER DATE        FEBRUARY 1, 2000    SEX MALE

DATE OF ISSUE        FEBRUARY 1, 2000    RATING CLASS: STANDARD NON-TOBACCO USER

THE INITIAL PREMIUM PAYMENT OF $4062.00 IS DUE ON OR BEFORE DELIVERY OF THE POLICY.

PLANNED PREMIUMS OF $4062.00 ARE PAYABLE ANNUALLY FOR THE FIRST SEVEN POLICY YEARS.

THE GMDB PREMIUM OF $4062.00 IS PAYABLE ANNUALLY FOR THE FIRST SEVEN POLICY
YEARS.

THE (GMDB) WILL NEVER BE LESS THAN THE INITIAL FACE AMOUNT SHOWN ABOVE IF THE GMDB PREMIUMS ARE PAID AND OTHER CONDITIONS ARE MET. SEE THE GMDB PROVISION FOR A DESCRIPTION OF WHEN THE GMDB MAY TERMINATE.

THE PERIOD FOR WHICH LIFE INSURANCE COVERAGE WILL CONTINUE IN FORCE DURING THE LIFETIME OF THE INSURED PERSON WILL DEPEND ON: (1) THE PAYMENT OF PREMIUMS WHEN DUE; (2) CHANGES IN THE INTEREST RATES CREDITED TO OUR GIA AND THE INVESTMENT PERFORMANCE OF THE INVESTMENT FUNDS OF OUR SA; (3) CHANGES IN THE MONTHLY DEDUCTIONS FROM THE POLICY ACCOUNT; AND (4) LOAN AND PARTIAL WITHDRAWAL ACTIVITY.


04-300-3               PAGE 3 (CONTINUED ON NEXT PAGE)

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                         TABLE OF MAXIMUM EXPENSE CHARGES

DEDUCTIONS FROM YOUR POLICY ACCOUNT:

ADMINISTRATIVE CHARGE:

WE DEDUCT AT THE BEGINNING OF EACH POLICY MONTH IN EACH POLICY YEAR (BUT NOT BEYOND THE POLICY ANNIVERSARY WHEN THE INSURED PERSON IS ATTAINED AGE 100) AN AMOUNT NOT TO EXCEED .0625% OF THE POLICY ACCOUNT.

MORTALITY AND EXPENSE RISK CHARGE:

WE DEDUCT AT THE BEGINNING OF EACH POLICY MONTH AN AMOUNT NOT TO EXCEED .05917% DURING THE FIRST 10 POLICY YEARS AND AN AMOUNT NOT TO EXCEED .025% THEREAFTER FOR MORTALITY AND EXPENSE RISKS. THIS CHARGE WILL BE CALCULATED AS A PERCENTAGE OF THE AMOUNT OF THE POLICY ACCOUNT THAT IS THEN ALLOCATED TO THE INVESTMENT FUNDS OF OUR SEPARATE ACCOUNT.

COST OF INSURANCE CHARGE:

WE DEDUCT AT THE BEGINNING OF EACH POLICY MONTH AN AMOUNT NOT TO EXCEED THE MAXIMUM COST OF INSURANCE RATES SHOWN ON PAGE 4-CONTINUED.

                           TABLE OF SURRENDER CHARGES
                     FOR THE INITIAL BASE POLICY FACE AMOUNT

POLICY YEAR         CHARGE         POLICY YEAR           CHARGE
-----------         ------         -----------           ------
     1             $2190.00             7                 876.00
     2              1971.00             8                 657.00
     3              1752.00             9                 438.00
     4              1533.00            10                 219.00
     5              1314.00            11 AND LATER       000.00
     6              1095.00


WE WILL DEDUCT A SURRENDER CHARGE FROM YOUR POLICY ACCOUNT IF THIS POLICY IS SURRENDERED FOR ITS NET CASH SURRENDER VALUE WITHIN THE FIRST TEN POLICY YEARS FOR ANY REASON.


ADMINISTRATIVE OFFICE:

                           NATIONAL OPERATIONS CENTER
                        10804 BALLANTYNE COMMONS PARKWAY
                               CHARLOTTE, NC 28277

                                 (800) 777-6510


04-300-3                         PAGE 3 CONTINUED

             POLICY INFORMATION CONTINUED-- POLICY NUMBER XX XXX XXX



                TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES
      PER $1,000 OF NET AMOUNT AT RISK (SEE "MONTHLY DEDUCTIONS" PROVISION)

    INSURED                                     INSURED                                    INSURED
    PERSON'S                                    PERSON'S                                   PERSON'S
    ATTAINED                                    ATTAINED                                   ATTAINED
      AGE                 RATE                    AGE                   RATE                  AGE                  RATE
      35                 0.1758                   55                   0.8767                 75                  5.5125
      36                 0.1867                   56                   0.9600                 76                  6.0758
      37                 0.2000                   57                   1.0467                 77                  6.6650
      38                 0.2150                   58                   1.1392                 78                  7.2758
      39                 0.2325                   59                   1.2392                 79                  7.9233

      40                 0.2517                   60                   1.3492                 80                  8.6350
      41                 0.2742                   61                   1.4733                 81                  9.4300
      42                 0.2967                   62                   1.6133                 82                 10.3383
      43                 0.3225                   63                   1.7717                 83                 11.3733
      44                 0.3492                   64                   1.9483                 84                 12.5133

      45                 0.3792                   65                   2.1433                 85                 13.7375
      46                 0.4108                   66                   2.3508                 86                 15.0217
      47                 0.4442                   67                   2.5725                 87                 16.3558
      48                 0.4792                   68                   2.8083                 88                 17.7375
      49                 0.5183                   69                   3.0650                 89                 19.1717

      50                 0.5608                   70                   3.3533                 90                 20.6775
      51                 0.6100                   71                   3.6817                 91                 22.2867
      52                 0.6650                   72                   4.0600                 92                 24.0633
      53                 0.7283                   73                   4.4958                 93                 26.1192
      54                 0.8000                   74                   4.9833                 94                 28.8125

                                                                                              95                 32.8175
                                                                                              96                 39.6425
                                                                                              97                 53.0658
                                                                                              98                 83.3325
                                                                                              99                 83.3325

                                                                                           100 AND               00.00000
                                                                                             OVER


04-300-4                             PAGE 4
                            (CONTINUED ON NEXT PAGE)

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                              TABLE OF PERCENTAGES

INSURED PERSON'S                       INSURED PERSON'S                         INSURED PERSON'S
  ATTAINED AGE       PERCENTAGE          ATTAINED AGE       PERCENTAGE            ATTAINED AGE        PERCENTAGE
  ------------       ----------         ------------        ----------            ------------        ----------
      35                397%                 55                214%                    75                135%
      36                384                  56                208                     76                133
      37                372                  57                203                     77                131
      38                360                  58                197                     78                129
      39                348                  59                192                     79                127

      40                337                  60                187                     80                126
      41                326                  61                183                     81                124
      42                316                  62                178                     82                122
      43                306                  63                174                     83                121
      44                297                  64                170                     84                119

      45                288                  65                166                     85                118
      46                279                  66                162                     86                117
      47                270                  67                158                     87                116
      48                262                  68                155                     88                115
      49                255                  69                152                     89                114

      50                247                  70                149                     90                113
      51                240                  71                146                     91                112
      52                233                  72                143                     92                111
                        226                  73                140                     93                110
      54                220                  74                138                     94                109

                                                                                       95                107
                                                                                       96                106
                                                                                       97                105
                                                                                       98                103
                                                                                       99                102

                                                                                   100 AND OVER          101


This policy is designed to satisfy the definition of life insurance for Federal income tax purposes under Section 7702 of the Internal Revenue Code of 1986, as amended (i.e., the "Code"). Accordingly, even if this policy states otherwise, at no time will the death benefit under the policy be less than the Cash Surrender Value of the policy, divided by the net single premium per dollar of insurance which would have to be paid at such time to fund such benefits consistent with the definition of such terms in the Code. In addition, we may take certain actions, described here and elsewhere in the policy, to meet the definitions and limitations in the Code, based on our interpretation of the Code. Please see "Policy Changes - Applicable Tax Law" for more information.


04-300-4                      PAGE 4-CONTINUED

THOSE WHO BENEFIT FROM THIS POLICY

OWNER. The owner of this policy is the insured person unless otherwise stated in the application, or later changed.

As the owner, you are entitled to exercise all the rights of this policy while the insured person is living. To exercise a right, you do not need the consent of anyone who has only a conditional or future ownership interest in this policy.

BENEFICIARY. The beneficiary is as stated in the application, unless later changed. The beneficiary is entitled to the Insurance Benefit of this policy. One or more beneficiaries for the Insurance Benefit can be named in the application. If more than one beneficiary is named, they can be classed as primary or contingent. If two or more persons are named in a class, their shares in the benefit can be stated. The stated shares in the Insurance Benefit will be paid to any primary beneficiaries who survive the insured person. If no primary beneficiaries survive, payment will be made to any surviving contingent beneficiaries. Beneficiaries who survive in the same class will share the Insurance Benefit equally, unless you have made another arrangement with us.

If there is no designated beneficiary living at the death of the insured person, we will pay the Insurance Benefit to the insured person's surviving children in equal shares. If none survive, we will pay the insured person's estate.

CHANGING THE OWNER OR BENEFICIARY. While the insured person is living, you may change the owner or beneficiary by written notice in a form satisfactory to us. You can get such a form from your financial professional or by writing to us at our Administrative Office. The change will take effect on the date you sign the notice; however, it will not apply to any payment we make or other action we take before we receive the notice.

ASSIGNMENT. You may assign this policy, if we agree; however, we will not be bound by an assignment unless we have received it in writing at our Administrative Office. Your rights and those of any other person referred to in this policy will be subject to the assignment. We assume no responsibility for the validity of an assignment. An absolute assignment will be considered as a change of ownership to the assignee.

--------------------------------------------------------------------------------

THE INSURANCE BENEFIT WE PAY

We will pay the Insurance Benefit of this policy to the beneficiary when we receive at our Administrative Office (1) proof that the insured person died while the policy was in force; and (2) all other requirements we deem necessary. The Insurance Benefit includes the following amounts, which we will determine as of the date of the insured person's death:

o   the benefit described in the Death Benefit provision;

o   MINUS any policy loan and accrued loan interest;

o MINUS any overdue deductions from your Policy Account if the insured person dies during a grace period.

We will add interest to the resulting amount in accordance with applicable law. We will compute the interest at a rate we determine, but not less than the rate required by any applicable law. Payment of the Insurance Benefit may also be affected by other provisions of this policy; see the "Other Important Information" section, where we specify our right to contest the policy, the suicide exclusion, and what happens if age or sex has been misstated.

DEATH BENEFIT. The Death Benefit of this policy on the date of death of the insured person is equal to the greater of the GMDB, if then in effect, or the Policy Account Value on such date times a percentage.

GMDB. During the first seven policy years, the GMDB will be in effect if any outstanding policy loan and accrued loan interest does not exceed the Cash Surrender Value. When the GMDB is in effect, the Death Benefit will be equal to the greater of (1) the Initial Face Amount (shown in the Policy Information section) and (2) the Policy Account Value times a percentage. The GMDB will never be less than the Initial Face Amount.

After the first seven policy years, the GMDB will continue to be in effect if
(1) premiums were paid in accordance with the Premium Payment provision, (2) there are no partial withdrawals, and (3) any outstanding policy loan and accrued loan interest does not exceed the Cash Surrender Value.

A partial withdrawal of Net Cash Surrender Value will result in a termination of the GMDB and a reduction of the death benefit; see the "Partial Withdrawals" provision for more information.


04-300-5                                                             PAGE 5

The percentages referred to above are from the Table of Percentages Used For Calculating Death Benefits, shown in the Policy Information section, for the insured person's attained age (nearest birthday), sex and underwriting class at the beginning of the policy year of determination.

COVERAGE AFTER AGE 100. Coverage under this policy will continue for as long as the policy remains in force during the lifetime of the insured person. However, no premium payments or partial withdrawals will be permitted after age 100 of the insured person; policy loans, loan repayments, and transfers among your investment options may continue to be made, subject to our normal rules as stated in other provisions of the policy pertaining to these items. No deductions for cost of insurance or administrative charges (except for the mortality and expense risk charge) will be made after age 100 of the insured person.

--------------------------------------------------------------------------------

YOUR POLICY ACCOUNT AND HOW IT WORKS

PREMIUM PAYMENTS. The initial premium shown in the Policy Information section is due on or before delivery of this policy. No insurance will take effect before this premium is paid. The amount and frequency of Planned Premiums are shown in the Policy Information section. We put all premiums into your Policy Account as of the date we receive them at our Administrative Office, but not earlier than the Register Date of the policy.

GMDB PREMIUM. This amount is shown in the Policy Information section. This amount must be paid when due during the first seven policy years in order to maintain the GMDB. Failure to pay this amount will terminate the GMDB beginning in the eighth policy year. If the GMDB terminates, it may not be reinstated.

Additional Premium Payment. You may make additional premium payments for this policy if it does not result in more than a dollar for dollar increase in the death benefit. We also reserve the right not to accept premium payments or to return excess amounts that we determine would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us.

We will put any additional premium payment approved by us into your Policy Account as of the date we receive it at our Administrative Office and will allocate it to the investment funds of our SA and GIA in accordance with your most recent allocation instructions on our records (unless you provide us with different allocation instructions for the additional premium payment).

MONTHLY DEDUCTIONS. At the beginning of each policy month we make a deduction from your Policy Account to cover the charges described below. If you do not submit the full minimum initial premium with your application, and the minimum initial premium is paid upon delivery, your monthly charges (see Policy Information section) commence as of the Register Date. Such deduction for any policy month is the sum of the following amounts determined as of the beginning of that month:

    o   the monthly mortality and expense risk charge;

    o   the monthly cost of insurance for the insured person; and

    o   the monthly administrative charge.

We charge on a current basis a percentage of the Policy Account Value for cost of insurance. If the GMDB is in effect, the Cost of Insurance Charge is a percentage of the greater of the Policy Account Value (including any loaned amounts) and the Mortality Charge Base. If the GMDB is not in effect, the Cost of Insurance Charge is a percentage of the Policy Account Value. The Mortality Charge Base is equal to the GMDB premiums accumulated at 4% interest. In any event, the maximum monthly cost of insurance is equal to the maximum monthly cost of insurance rate shown in the Policy Information section times the net amount at risk at the beginning of the policy month, divided by $1000. The net amount at risk at any time is equal to the difference between the death benefit (calculated as of that time) and the Policy Account value.

Any change in the cost of insurance rates we use will be as described in the "Changes in Policy Cost Factors" provision.

OTHER DEDUCTIONS. We also make the following other deductions from your Policy Account as they occur:

    o We deduct a surrender charge if, before the eleventh policy year, you give up this policy for its Net Cash Surrender Value or this policy terminates without value.

    o We may deduct a charge for certain transfers (see "Transfers" provision).

04-300-5                                                   PAGE 6

GRACE PERIOD. At the beginning of each policy anniversary during the first seven policy years, we compare the actual premium paid to the GMDB Premium (See the Policy Information section). If the actual premium paid is less than the GMDB premium, we will send you at your last known address written notice stating that a grace period of 61 days has begun starting with the date the notice is mailed. The notice will also state the amount of payment that is due.

The payment required will be an amount equal to the difference between the GMDB Premium and the actual premium paid.

If we do not receive such amount at our Administrative Office before the end of the grace period, your GMDB will terminate beginning in the eighth policy year and no subsequent billing notice for this amount will be sent. At the beginning of each policy month after the end of the grace period and until the end of the seventh policy year, we will then compare the Net Policy Account Value to the total monthly deductions described in the "Monthly Deductions" provision. If the Net Policy Account Value is not sufficient to cover the total monthly deductions, this policy will be in default.

If the policy is in default, we will send you at your last known address written notice stating that a grace period of 61 days has begun starting with the date the notice is mailed. The notice will also state the amount of payment that is due.

The payment required will not be more than an amount sufficient to increase the Net Policy Account Value to cover all monthly deductions for 3 months, calculated assuming no interest or investment performance were credited to or charged against the Policy Account.

If we do not receive such amount at our Administrative Office before the end of the grace period, this policy will terminate.

Regardless of whether the GMDB is in effect, if the Net Cash Surrender Value at the beginning of any policy month is less than the total monthly deductions for that month and there are outstanding loans or accrued loan interest, the policy is in default (unless the Loan Extension provision is in effect, in which case the policy will remain inforce even if the Net Cash Surrender Value is zero).

If the policy is in default, we will send you and any assignee on our records at last known addresses written notice stating that a grace period of 61 days has begun starting with the date the notice is mailed. The notice will also state the amount of payment that is due.

The payment required will not be more than an amount sufficient to increase the Net Cash Surrender Value to cover all monthly deductions and loan interest for 3 months. This amount will be applied as a loan repayment.

If we do not receive such amount at our Administrative Office before the end of the grace period, we will then (1) withdraw and retain any amount in your Policy Account; and (2) send a written notice to you and any assignee on our records at last known addresses stating that this policy has terminated.

If we receive the requested amount before the end of the grace period, but the Net Cash Surrender Value is still insufficient to cover total monthly deductions, we will send a written notice that a new 61-day grace period has begun and request an additional payment.

If the insured person dies during a grace period, we will pay the Insurance Benefit as described in "The Insurance Benefit We Pay" section of this policy.

TERMINATION. This policy will terminate at the beginning of any policy month if the GMDB provision is not then in effect and the Policy Account Value is less than $500. If this policy terminates, we will send the policyowner a termination notice and a payment equal to the NET Cash Surrender Value.

--------------------------------------------------------------------------------

YOUR INVESTMENT OPTIONS

ALLOCATIONS. This policy provides investment options for the amount in your Policy Account. Amounts put into your Policy Account and deductions from it are allocated to the investment funds of our SA and to the unloaned portion of our GIA at your direction. You specified your initial premium allocation in your application for this policy, a copy of which is attached to this policy. However, any amounts which are put into your Policy Account (minus any amount put into your Loaned Policy Account) prior to the Allocation Date will initially be allocated to the Money Market Fund of our SA. The Allocation Date is the first business day twenty calendar days after the date of issue of this policy. On the Allocation Date, any such amounts then in the Money Market Fund will be allocated in accordance with the directions contained in your policy application.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the allocation percentages must equal 100.


04-300-7                                                   PAGE 7

We will make monthly deductions based on the allocation percentages specified in the application. You may change such allocation percentages by written notice to our Administrative Office. A change will take effect on the date we receive it at our Administrative Office except for changes received on or prior to the Allocation Date, which will take effect on the first business day following the Allocation Date. If we cannot make a deduction on the basis of the allocation percentages then in effect, we will make monthly deductions based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

TRANSFERS. Transfer requests must be in writing and delivered by U.S mail to our Administrative Office unless we accept an alternative form of communication (such as internet or automated telephone). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communications services in the policy prospectus, prospectus supplements or other notifications, as mailed to your last known address in our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time. Communications services may be restricted or denied if we determine that you are using such services for market timing or other trading strategies that may disrupt operation of an investment fund of our SA or have a detrimental effect on the unit value of any investment fund of our SA.

We reserve the right to:

1. limit transfers among or to the investment funds of our SA to no more than once every 30 days;

2. require a minimum time period between each transfer into or out of one or more specified investment funds of our SA;

3. establish a maximum dollar amount that may be transferred by an owner on any transaction date among investment funds of our SA;

4. reject transfer requests from a person acting on behalf of multiple policy owners unless pursuant to a trading authorization agreement that we have accepted;

5. impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if we are concerned that market timing, excessive trading or other trading strategies may disrupt operation of an investment fund of our SA or may have a detrimental effect on the unit value of any investment fund of our SA or determine that you have engaged in any such strategy.

At your written request to our Administrative Office, we will transfer amounts from your value in any investment fund of our SA to one or more other funds of our SA or to our GIA. Any such transfer will take effect on the date we receive your written request at our Administrative Office. If this policy is on Loan Extension, you may not transfer amounts in your GIA into any investment fund of our SA.

Once during each policy year you may ask us, by written request to our Administrative Office, to transfer an amount you specify from your unloaned value in our GIA to one or more investment funds of our SA. We must receive your request within a period beginning 30 days prior to the policy anniversary and ending 60 days after the policy anniversary. A transfer request received up to 30 days prior to the policy anniversary will be effective on the anniversary. A transfer request received on or within 60 days after the policy anniversary will be effective on the date the request is received at our Administrative Office. The maximum amount that you may transfer in any policy year is the greater of
(a) $500, (b) 25% of the unloaned value in the GIA on the transfer effective date or (c) the amount transferred from the GIA in the immediately preceding policy year, if any. In no event will we transfer more than your unloaned value in our GIA.

The minimum amount that we will transfer from your value in an investment fund of our SA on any date is the lesser of $500 or your value in that investment fund on that date, except as stated in the next paragraph. The minimum amount that we will transfer from your value in our GIA is the lesser of $500 or your unloaned value in our GIA as of the date the transfer takes effect, except as stated in the next paragraph.

We will waive the minimum amount limitations set forth in the immediately preceding paragraph if the total amount being transferred on that date is at least $500.

We reserve the right to make a transfer charge up to $25 for each transfer of amounts among your investment options. The transfer charge, if any, is deducted from the amounts transferred from the investment funds of our SA and our GIA based on the proportion that the amount transferred from each investment fund of our SA and our GIA bears to the total amount being transferred.

If you ask us to transfer the entire amount of your value in the investment funds of our SA to our GIA, we will not make a charge for that transfer.


04-300-7                                                   PAGE 8

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THE VALUE OF YOUR POLICY ACCOUNT

The amount in your Policy Account at any time is equal to the sum of the amounts you then have in our GIA and in the investment funds of our SA under this policy, plus any Loaned Policy Account (see "Your Value in the Loaned Policy Account" provision).

YOUR VALUE IN OUR GIA. The amount you have in our GIA at any time is equal to the amounts allocated and transferred to it, plus the interest credited to it, minus amounts deducted, transferred and withdrawn from it. We will credit the amount in our GIA with interest at rates we determine. We will determine such interest rates periodically in advance for unloaned and loaned amounts in our GIA. The rates may be different for unloaned and loaned amounts. Any change in the interest rates we determine will be as described in the "Changes in Policy Cost Factors" provision. Such interest rates will not be less than 3%. Interest accrues and is credited on unloaned amounts in the GIA daily. However, we will credit interest on any portion of the initial net premium allocated to our GIA from the Register Date if it is later than the date of receipt provided the initial premium is at least equal to the minimum initial premium shown on Page 3 of the policy.

We credit interest on the loaned portion of our GIA daily. The interest rate we credit to the loaned portion of our GIA will be at an annual rate up to 2% less than the loan interest rate we charge. However, we reserve the right to credit a lower rate than this if in the future tax laws change such that our taxes on policy loans or policy loan interest are increased. In no event will we credit less than 3% a year.

On each policy anniversary, and at any time you repay all of a policy loan, we allocate the interest that has been credited to the loaned portion of our GIA to the investment funds of our SA and the unloaned portion of our GIA in accordance with your premium allocation percentages.

YOUR VALUE IN THE INVESTMENT FUNDS OF OUR SA. The amount you have in an investment fund of our SA under this policy at any time is equal to the number of units this policy then has in that fund multiplied by the fund's unit value at that time.

Amounts allocated, transferred or added to an investment fund of our SA are used to purchase units of that fund; units are redeemed when amounts are deducted, loaned, transferred or withdrawn. These transactions are called policy transactions. The number of units a policy has in an investment fund at any time is equal to the number of units purchased minus the number of units redeemed in that fund to that time. The number of units purchased or redeemed in a policy transaction is equal to the dollar amount of the policy transaction divided by the fund's unit value on the date of the policy transaction. Policy transactions may be made on any day. The unit value that applies to a transaction made on a business day will be the unit value for that day. The unit value that applies to a transaction made on a non-business day will be the unit value for the next business day.

We determine unit values for the investment funds of our SA at the end of each business day. Generally, a business day is any day the New York Stock Exchange is open for trading. A business day immediately preceded by one or more non-business days will include those non-business days as part of that business day. For example, a business day which falls on a Monday will consist of that Monday and the immediately preceding Saturday and Sunday.

The unit value of an investment fund of our SA on any business day is equal to the unit value for that fund on the immediately preceding business day multiplied by the net investment factor for that fund on that business day.

The net investment factor for an investment fund of our SA on any business day is (a) divided by (b), minus (c), where:


(a) is the net asset value of the shares in designated investment companies that belong to the investment fund at the close of business on such business day before any policy transactions are made on that day, plus the amount of any dividend or capital gain distribution paid by the investment companies on that day;

(b) is the value of the assets in that investment fund at the close of business on the immediately preceding business day after all policy transactions were made for that day; and

(c) is any charge for that day for taxes, amounts set aside as a reserve for taxes, or any operating expenses of our SA (including, without limitation, SEC registration fees and auditing fees).

     The net asset value of an investment company's shares held in each investment fund shall be the value reported to us by that investment company.

04-300-9                                                   PAGE 9

YOUR VALUE IN THE LOANED POLICY ACCOUNT. The amount you have in your Loaned Policy Account at any time is equal to the amount of any outstanding loan and interest credited to such Account which has not yet been allocated to the investment funds of our SA.

On each policy anniversary and at any time you repay all of a policy loan, we allocate the interest that has been credited to the loaned portion of your Policy Account to the investment funds of our SA in accordance with your allocation percentages.

We will credit such Account with interest at rates we determine. We will determine such interest rates periodically in advance. The interest rates we credit to the Loaned Policy Account will be at an annual rate up to 2% less than the loan interest rate we charge. However, we reserve the right to credit, rates lower than this if in the future tax laws change such that our taxes on policy loans or policy loan interest are increased.

--------------------------------------------------------------------------------

THE CASH SURRENDER VALUE OF THIS POLICY

CASH SURRENDER VALUE. The Cash Surrender Value on any date is equal to the amount in your Policy Account on that date minus any surrender charge.

NET CASH SURRENDER VALUE. The Net Cash Surrender Value is equal to the Cash Surrender Value minus any policy loan and accrued loan interest. You may give up this policy for its Net Cash Surrender Value at any time while the insured person is living. You may do this by sending us a written request for it and this policy to our Administrative Office. Your written request for cancellation or surrender must include the following:

    1. A statement that makes it clear that you intend to surrender the policy;

    2.    The policy number of the policy to be surrendered;

    3. The name of the insured person and your name (if other than the insured) and address where proceeds should be mailed;

    4. Your signature and, if required by the policy or by a legally binding document of which we have an actual notice, the signature of an assignee, or other person having an interest in the policy through the legally binding document.

If this policy has a cash surrender value and is being given up for its net cash surrender value, a completed withholding authorization must also be included with your written request. If this form is not provided to us with your written request for surrender, we will withhold income tax on the taxable portion of your distribution at the mandated federal and state tax rates. We will compute the Net Cash Surrender Value as of the date we receive your request for it and this policy at our Administrative Office. If the policy has been lost, stolen or destroyed, you must include a statement in the written request that the policy was lost, stolen or destroyed with an approximate date of when the policy was lost, stolen or destroyed. All insurance coverage under this policy ends on the date we receive your written request.

SURRENDER CHARGES. If you give up this policy for its Net Cash Surrender Value or if it ends without value at the end of a grace period before the eleventh policy year, we will subtract a surrender charge from your Policy Account. A table of surrender charges is shown in the Policy Information section.

We have filed a detailed statement of the method of computing surrender charges with the insurance supervisory official of the jurisdiction in which this policy is delivered.

PARTIAL WITHDRAWALS. No partial withdrawals are permitted during the first seven policy years. After the first seven policy years and while the insured person is living, you may ask for a partial withdrawal from your Net Cash Surrender Value by written request to our Administrative Office. Your request will be subject to our approval based on our rules in effect when we receive your request, and to the minimum partial withdrawal amount of $500. The Net Cash Surrender Value remaining after the partial withdrawal must be at least $500.

A partial withdrawal will result in a reduction in (1) the Cash Surrender Value,
(2) the Policy Account Value, and (3) the Death Benefit; the GMDB will also terminate if then in effect.

You may tell us how much of each partial withdrawal is to come from your unloaned value in our GIA and from your values in each of the investment funds of our SA. If you do not tell us, we will make the withdrawal on the basis of your allocation percentages then in effect. If we cannot make the withdrawal as indicated above, we will make the withdrawal based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

Such withdrawal and resulting termination of the GMDB, reduction in the Death Benefit, in the Cash Surrender Value and in your Policy Account will take effect on the date we receive your written request at our Administrative Office. We will send you

02-300-9                                                   PAGE 10
a new Policy Information section that will become a part of this policy. We may require you to return this policy to our Administrative Office to make a change.

--------------------------------------------------------------------------------

HOW A LOAN CAN BE MADE

POLICY LOANS. You can take a loan on this policy while it has a loan value. This policy will be the only security for the loan. The initial loan and each additional loan must be for at least $500. Any amount on loan is part of your Policy Account. We refer to this as the Loaned Policy Account.

LOAN VALUE. The loan value on any date is 90% of the Cash Surrender Value on that date. The amount of any new loan you take may not be more than the loan value, less any existing loan and accrued loan interest. If you request an increase to an existing loan, the additional amount requested will be added to the amount of the existing loan and accrued loan interest.

Your request for a policy loan must be in writing to our Administrative Office. You may tell us how much of the requested loan is to be allocated to your unloaned value in our GIA and your value in each investment fund of our SA. Such values will be determined as of the date we receive your request. If you do not tell us, we will allocate the loan on the basis of your monthly deduction allocation percentages then in effect. If we cannot allocate the loan on the basis of your direction or those percentages, we will allocate it based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

The loaned portion of your Policy Account will be maintained as a part of our GIA. Thus, when a loaned amount is allocated to an investment fund of our SA, we will redeem units of that investment fund sufficient in value to cover the amount of the loan so allocated and transfer that amount to our GIA.

LOAN INTEREST. Interest on a loan accrues daily at an adjustable loan interest rate. We will determine the rate at the beginning of each policy year, subject to the following paragraphs. It will apply to any new or outstanding loan under the policy during the policy year next following the date of determination.

The maximum loan interest rate for a policy year shall be the greater of (1) the "Published Monthly Average," as defined below, for the calendar month that ends two months before the date of determination or (2) 4%. "Published Monthly Average" means the Monthly Average Corporate Bond yield shown in Moody's Corporate Bond Yield Averages published by Moody's Investors Service, Inc., or any successor thereto. If such averages are no longer published, we will use such other averages as may be established by regulation by the insurance supervisory official of the jurisdiction in which this policy is delivered. We reserve the right to establish a rate lower than the maximum. No change in the rate shall be less than 1/2 of 1% a year. We may increase the rate whenever the maximum rate as determined by clause (1) of the preceding paragraph exceeds the rate being charged by 1/2 of 1% or more. We will reduce the rate to or below the maximum rate as determined by clause (1) of the preceding paragraph if such maximum is lower than the rate being charged by 1/2 of 1% or more. We will notify you of the initial loan interest rate when you make a loan. We will also give you advance written notice of any increase in the interest rate of any outstanding loan.

Loan interest is due on each policy anniversary. If the interest is not paid when due, it will be added to your outstanding loan and allocated on the basis of the deduction allocation percentages then in effect. If we cannot make the allocation on the basis of these percentages, we will make it based on the proportion that your unloaned values in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account. The unpaid interest will then be treated as part of the loaned amount and will bear interest at the loan rate.

When unpaid loan interest is allocated to an investment fund of our SA, we will redeem units of that investment fund sufficient in value to cover the amount of the interest so allocated and transfer that amount to the loaned portion of your Policy Account.

LOAN EXTENSION. If at the beginning of any policy month following the policy anniversary nearest the insured person's 85th birthday, the outstanding loan amount is 90% or greater than the Cash Surrender Value, and the Policy Account is not less than $500, the policy will go on loan extension. Written notification that your policy is on loan extension, including information regarding what transactions are allowed and prohibited will be provided.

When the policy is on Loan Extension, the policy will not lapse, even if the policy charges are in excess of the unloaned Policy Account Value. However, your values in the investment funds of our SA will be transferred to the GIA; no new loans (except for accrued interest), partial withdrawals, premium payments, or allocations to our SA will be permitted.

If the policy is on loan extension we will waive the monthly policy charges that we are unable to deduct from your Policy Account Value. At that time, the interest rate we credit to the loaned portion of your Policy Account will equal the loan interest rate we charge on your outstanding loan. This rate will never be less than 3%.

02-200-11                                                  PAGE 11

LOAN REPAYMENT. You may repay all or part of a policy loan at any time while the insured person is alive and this policy is in force.

Repayments will first be allocated to our GIA until you have repaid any loaned amounts that were allocated to our GIA. You may tell us how to allocate repayments above that amount among our GIA and the investment funds of our SA. If you do not tell us, we will make the allocation on the basis of the premium allocation percentages then in effect. If the policy is on loan extension, all loan repayments will be allocated to the GIA and cannot be transferred to the SA.

Failure to repay a policy loan or to pay loan interest will not terminate this policy unless at the beginning of a policy month the Net Policy Account Value is less than the total monthly deduction then due. In that case, the "Grace Period" provision will apply.

A policy loan will have a permanent effect on your benefits under this policy even if it is repaid.

--------------------------------------------------------------------------------

OUR SEPARATE ACCOUNT(S) (SA)

We established and we maintain our SA under the laws of New York State. Realized and unrealized gains and losses from the assets of our SA are credited to or charged against it without regard to our other income, gains, or losses. Assets are put in our SA to support this policy and other variable life insurance policies. Assets may be put in our SA for other purposes, but not to support contracts or policies other than variable contracts.

The assets of our SA are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our SA will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of an investment fund in excess of the reserves and other liabilities with respect to that fund to another investment fund or to our General Account.

INVESTMENT FUNDS. Our SA consists of investment funds. Each fund may invest its assets in a separate class of shares of a designated investment company, or companies, or make direct investments in securities. The investment funds of our SA that you chose for your initial allocations are shown on the application for this policy, a copy of which is attached to this policy. We may from time to time make other investment funds available to you, or we may create a new SA. We will provide you with written notice of all material details including investment objectives and all charges.

We have the right to change or add designated investment companies. We have the right to add or remove investment funds. We have the right to withdraw assets of a class of policies to which this policy belongs from an investment fund and put them in another investment fund. We also have the right to combine any two or more investment funds. The term investment fund in this policy shall then refer to any other investment fund in which the assets of a class of policies to which this policy belongs were placed.

We have the right to:

1. register or deregister any SA available under this policy under the Investment Company Act of 1940;

2. run any SA available under this policy under the direction of a committee, and discharge such committee at any time;

3. restrict or eliminate any voting rights of policy owners, or other persons who have voting rights as to any SA available under this policy; and

4. operate any SA available under this policy, or one or more of its investment funds, by making direct investments or in any other form. If we do so, we may invest the assets of such SA, or one or more of the investment funds, in any legal investments. We will rely upon our own or outside counsel for advice in this regard. Also, unless otherwise required by by law or regulation, an investment adviser or any investment policy may not be changed without our consent. If required by law or regulation, the investment policy of an investment fund of any SA available under this policy will not be changed by us unless approved by the Superintendent of Insurance of New York State or deemed approved in accordance with such law or regulation. If so required, the process for getting such approval is on file with the insurance supervisory official of the jurisdiction in which this policy is delivered.


04-300-11                                                  PAGE 12

If any of these changes result in a material change in the underlying investments of an investment fund of our SA, we will notify you of such change, as required by law. If you have value in that investment fund we will, if you wish, transfer it at your written direction from that fund to another fund(s) of our SA or to our GIA, and you may then change your premium and deduction allocation percentages. There will be no charge for such a transfer.

--------------------------------------------------------------------------------
OUR ANNUAL REPORT TO YOU

For each policy year we will send you without charge a report for this policy that shows the current death benefit, the value you have in our GIA and in each investment fund of any SA available under this policy, the Cash Surrender Value and any policy loan with the current loan interest rate. It will also show the premiums paid and any other information as may be required by the insurance supervisory official of the jurisdiction in which this policy is delivered.

--------------------------------------------------------------------------------
HOW BENEFITS ARE PAID

The Insurance Benefit or your Net Cash Surrender Value withdrawals are paid immediately in one sum. Amounts paid- will not be subject to the claims of creditors or to legal process, to the extent permitted by law.

--------------------------------------------------------------------------------
OTHER IMPORTANT INFORMATION

YOUR CONTRACT WITH US. This policy is issued in consideration of payment of a premium at least equal to the minimum initial premium payment shown in the "Policy Information" section. This policy, any riders or endorsements, and the attached copy of the initial application and all subsequent applications to change this policy, and all additional Policy Information sections added to this policy, make up the entire contract. The rights conferred by this policy are in addition to those provided by applicable Federal and State laws and regulations.

Only our Chairman of the Board, our President or one of our Vice Presidents can modify this contract or waive any of our rights or requirements under it. The person making these changes must put them in writing and sign them.

POLICY CHANGES -- APPLICABLE TAX LAW. For you and the beneficiary to receive the tax treatment accorded to life insurance under Federal law, this policy must qualify initially and continue to qualify as life insurance under the Code or successor law. Therefore, we reserve the right to decline to allow partial withdrawals or to decline to accept payment of any additional premium that, in our opinion, would cause this policy to fail to qualify as life insurance under applicable tax law. Further, we reserve the right to make changes in this policy (for example, in the percentages in the Policy Information section), to require additional premium payments or to make distributions from this policy to the extent we deem it necessary to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. You will be given advance written notice of such changes.

CHANGES IN POLICY COST FACTORS. Changes in policy cost factors (interest rates we credit to our GIA, cost of insurance deductions and expense charges) will be on a basis that is equitable to all policyholders of a given class, and will be determined based on reasonable assumptions as to expenses, mortality, policy and contract claims, taxes, investment income, and lapses. Any change in policy cost factors will never result in an interest crediting rate that is lower than that guaranteed in the policy, or policy charges that exceed the maximum policy charges guaranteed in the policy. Any change in policy cost factors will be determined in accordance with procedures and standards on file, if required, with the insurance supervisory official of the jurisdiction in which this policy is delivered.


04-300-13                                                  PAGE 13

WHEN THE POLICY IS INCONTESTABLE. We have the right to contest the validity of this policy based on material misstatements made in the initial application for this policy. However, we will not contest the validity of this policy after it has been in effect during the lifetime of the insured person for two years from the earlier of the Register Date or date of issue shown in the Policy Information section.

We also have the right to contest the validity of any policy change based on material misstatements made in any application for that change. We will not contest any policy change that requires evidence of insurability after the change has been in effect for two years during the lifetime of the insured person.

No statement shall be used to contest a claim unless contained in an application.

All statements made in an application are representations and not warranties.

WHAT IF AGE OR SEX HAS BEEN MISSTATED? If the GMDB is in effect and the insured person's age or sex has been misstated on the application, the new Initial Face Amount will be the ratio of the current cost of insurance rate for the misstated attained age and sex divided by the current cost of insurance rate for the correct attained age and sex, applied to the Initial Face Amount shown in the Policy Information section. Thereafter, the death benefit will be the greater of
(1) the new face amount and (2) the applicable percentage for the correct attained age and sex (from the percentages in the Policy Information section) applied to the Policy Account Value.

If the GMDB is not in effect, and the insured person's age or sex has been misstated on the application, the death benefit of this policy shall be the applicable percentage for the correct age and sex (from the percentages in the Policy Information section) applied to the Policy Account Value.

HOW THE SUICIDE EXCLUSION AFFECTS BENEFITS. If the insured person commits suicide (while sane or insane) within two years after the earlier of the Register Date or the date of issue shown in the Policy Information section, our liability will be limited to the payment of a single sum. This sum will be equal to the premiums paid, minus any loan and accrued loan interest and minus any partial withdrawal. If the insured person commits suicide (while sane or insane) within two years after the effective date of a change that you asked for that increases the death benefit, then our liability as to the increase in amount will be limited to the payment of a single sum equal to the monthly cost of insurance deductions made for such increase.

HOW WE MEASURE POLICY PERIODS AND ANNIVERSARIES. We measure policy years, policy months, and policy anniversaries from the Register Date shown in the Policy Information section. Each policy month begins on the same day in each calendar month as the day of the month in the Register Date.

HOW, WHEN AND WHAT WE MAY DEFER. We may not be able to obtain the value of the assets of the investment funds of our SA if (1) the New York Stock Exchange is closed; or (2) the Securities and Exchange Commission requires trading to be restricted or declares an emergency. During such times, as to amounts allocated to the investment funds of our SA, we may defer:

1. Determination and payment of any surrender or withdrawals (except when used to pay premiums to us);

2.  Determination and payment of any death benefit in excess of the face amount;

3.  Payment of loans (except when used to pay premiums to us);

4.  Determination of the unit values of the investment funds of our SA; and

5.  Any requested transfer.

As to amounts allocated to our GIA, we may defer payment of any Net Cash Surrender Value withdrawal or loan amount (except when used to pay premiums to us) for up to six months after we receive a request for it. We will allow interest, at the rate of at least 3% a year, on any Net Cash Surrender Value payment derived from our GIA that we defer for 30 days or more.

THE BASIS WE USE FOR COMPUTATION. We provide Cash Surrender Values that are at least equal to those required by law. If required to do so, we have filed with the insurance supervisory official of the jurisdiction in which this policy is delivered a detailed statement of our method of computing such values. We compute reserves under this policy by the Commissioners Reserve Valuation Method.

We use the 1980 Commissioners' Standard Ordinary Male or Female Mortality Tables as the basis for determining maximum insurance costs and minimum cash surrender values. We take account of the sex, attained age, and class of risk of the insured person.

POLICY ILLUSTRATIONS. Upon request we will give you an illustration of the potential future benefits under this policy based upon both guaranteed and current cost factor assumptions. However, if you ask us to do this more than once in any policy year, we reserve the right to charge you a fee of up to $25 for this service.


04-300-13                                                  PAGE 14

AXA EQUITABLE

LIFE INSURANCE COMPANY

A Stock Life Insurance Company
Home Office: 1290 Avenue of the Americas, New York, New York 10104


          Flexible Premium Variable Life Insurance Policy. Insurance benefit payable upon the death of the insured person while this policy is in force. Premiums may be paid before attained age 100 while the insured person is living. Values provided by this policy are based on declared interest rates and on the unit values of the investment funds of a separate account, which in turn depend on the investment performance of the securities held by such investment funds. They are not guaranteed as to dollar amount. This is a non-participating policy.


04-300